Exhibit 99.2

Press Release

Mattersight Corporation Closes $6.0 Million Sale of Common Stock

CHICAGO, ILLINOIS, December 3, 2013 – Mattersight Corporation (NASDAQ: MATR), a leading provider of enterprise analytics, today announced the closing of its previously announced private placement of common stock to certain accredited investors. Gross proceeds from the issuance were $6.0 million and will be used for general corporate and working capital purposes.

The private placement resulted in the issuance of 1,538,462 shares of Mattersight’s common stock priced at $3.90 per share. The offering was oversubscribed, with strong participation from insiders and other existing company shareholders. Mattersight intends to file a Registration Statement covering the resale of the common stock underlying the shares on or before January 2, 2014.

“We are pleased by the support from existing and new investors, as we are seeing strong demand for our key big data analytics solutions,” said Kelly Conway, CEO of Mattersight. “This capital raise will enable us to support the strong demand for Mattersight® Predictive Behavioral Routing, as well as significant add on orders for our Behavioral Analytics and Desktop Analytics solutions and new opportunities in the technology, telecommunications, hospitality, and education verticals.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Craig-Hallum Capital Group LLC acted as the exclusive placement agent in connection with this private placement.

To learn more about Mattersight, please visit www.mattersight.com.

About Mattersight

Mattersight is a leader in enterprise analytics focused on customer and employee interactions and behaviors. Mattersight® Behavioral Analytics captures and analyzes customer and employee interactions, employee desktop data and other contextual information to optimally route customers to the best available employee, improve operational performance, and predict future customer and employee outcomes. Mattersight’s analytics are based on millions of proprietary algorithms and the application of unique behavioral models. The company’s SaaS+ delivery model combines analytics in the cloud with deep customer partnerships to drive significant business value. Mattersight’s solutions are used by leading companies in Healthcare, Insurance, Financial Services, Telecommunications, Cable, Utilities, Education, Hospitality and Government. See What Matters™ by visiting www.mattersight.com.